                            SCHEDULE 14A INFORMATION
                                 ___________

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[x]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                             GENEVA STEEL COMPANY
              _________________________________________________
               (Name of Registrant as Specified in its Charter)

                             Geneva Steel Company
                             10 South Geneva Road
                             Vineyard, Utah 84058
              _________________________________________________
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


                           CALCULATION OF FILING FEE

(1)  Title of each class of securities to which transaction applies:    N/A
                                                                       -----
(2)  Aggregate number of securities to which transaction applies:       N/A
                                                                       -----
(3)  Per unit price or other underlying value of transaction computed
     pursuant to Exchange Act Rule 0-11:                                N/A
                                                                       -----
(4)  Proposed maximum aggregate value of transaction:                   N/A
                                                                       -----

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:   N/A
                                   -----
     (2)  Form, Schedule or Registration Statement No.:   N/A
                                                         -----
     (3)  Filing Party:   N/A
                         -----
     (4)  Date Filed:   N/A
                       -----

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                 MARCH 28, 1995


                              [LOGO] GENEVA STEEL



  You are cordially invited to attend the Annual Meeting of Shareholders of Geneva Steel Company (the "Company"), which will be held on Tuesday, March 28, 1995, at 10:00 a.m., at the Screening Room, Sundance Resort, Sundance, Utah 84604 (the "Annual Meeting"), for the following purposes:

    (i) To elect seven directors of the Company, each to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

   (ii) To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditor of the Company for the fiscal year ending September 30, 1995; and

  (iii) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on January 23, 1995 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors




                                        KEN C. JOHNSEN
                                        Secretary

January 27, 1995



                                   IMPORTANT

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

                             GENEVA STEEL COMPANY
                             10 SOUTH GENEVA ROAD
                             VINEYARD, UTAH 84058


                             ____________________

                               PROXY STATEMENT
                             ____________________


                        ANNUAL MEETING OF SHAREHOLDERS
                                MARCH 28, 1995


                           SOLICITATION OF PROXIES

  This Proxy Statement is being furnished to the shareholders of Geneva Steel Company, a Utah corporation doing business as "Geneva Steel" (the "Company" or "Geneva"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Class A Common Stock, no par value (the "Class A Common Stock" or "Class A Shares"), and the Company's Class B Common Stock, no par value (the "Class B Common Stock" or "Class B Shares"), for use at the Annual Meeting of Shareholders of the Company to be held Tuesday, March 28, 1995, and at any adjournment or postponement thereof (the "Annual Meeting"). The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively as the "Common Stock." This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about January 27, 1995.

  The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Class A Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                    VOTING

RECORD DATE

  The Board of Directors has fixed the close of business on January 23, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 13,122,878 shares of Class A Common Stock and 20,639,688 shares of Class B Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, a total of 33,762,566 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

PROXIES

  Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven (7) director nominees; (ii) FOR the ratification of the appointment by the Board of Directors of Arthur Andersen LLP to be the independent auditor of the Company for the fiscal year ending September 30, 1995; and (iii) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

  A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

REQUIRED VOTE

  A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum. An abstention will be counted as "represented" for the purpose of determining the presence or absence of a quorum. A broker non-vote, which is an indication by a broker that it does not have discretionary authority to vote on a particular matter, will not be treated as "represented" for quorum purposes. Under Utah corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

  With respect to the election of directors and the proposed ratification of the independent auditor, holders of the Class A Common Stock and the Class B Common Stock will vote together as one class. In the election of directors, the seven (7) nominees receiving the highest number of votes will be elected. For approval of the proposed ratification of the independent auditor, the votes cast in favor of the proposal must exceed the votes cast against the proposal.


                             ELECTION OF DIRECTORS

  At the Annual Meeting, seven (7) directors of the Company (constituting the entire Board of Directors) are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The seven (7) nominees receiving the highest number of votes at the Annual Meeting will be elected.

NOMINEES FOR ELECTION AS DIRECTORS

  Certain information with respect to each nominee is set forth below.

  JOSEPH A. CANNON, 45, has been a director of the Company since its inception in February 1987, and has served as Chairman of the Board of Directors from March 1987 to the present. Mr. Cannon served as President of the Company from July 1987 to May 1991 and as Chief Executive Officer from July 1987 to July 1991, when he resigned in order to run for the U.S. Senate. Mr. Cannon returned to the Company as Chief Executive Officer in October 1992 and has continued to serve in such capacity. From February 1985 to September 1987, Mr. Cannon was engaged in the private practice of law with Pillsbury, Madison & Sutro in its Washington, D.C. office, specializing in environmental law. From May 1981 to February 1985, he was employed in various capacities by and became Assistant Administrator of the Environmental Protection Agency. As Assistant Administrator, Mr. Cannon was responsible for the development, implementation and enforcement of federal air quality and radiation regulations throughout the United States.

  ROBERT J. GROW, 45, has been Chief Operating Officer of the Company since December 1989 and was elected as President in May 1991. From August 1988 to December 1989, he was employed by the Company in various capacities, including Vice President, Executive Vice President and General Counsel. He has served as a director of the Company from its inception. From 1976 to September 1987, Mr. Grow was engaged in the private practice of law with the Salt Lake City, Utah law firm of Kimball, Parr, Waddoups, Brown & Gee, specializing in real property and general corporate law. Mr. Grow also holds a B.S. degree in Electrical Engineering from the University of Utah.

  RICHARD D. CLAYTON, 38, has been a director of the Company since February 1993 and has served as Executive Vice President and Vice President of Environment since November 1991. He was Vice President of Environment and Special Projects of the Company from December 1989 through October 1991 and Vice President of Energy and Special Projects from July 1989 to December 1989. From 1981 to July 1989, Mr. Clayton was engaged in the private practice of law with Kimball, Parr, Waddoups, Brown & Gee, specializing in corporate counseling, real property and tax law.

  A. BLAINE HUNTSMAN, 58, has been a director of the Company since December 1988. Mr. Huntsman is currently Chairman of the Board and Chief Executive Officer of Olympus Capital Corporation, a savings and loan holding company headquartered in Salt Lake City, Utah, and has served in such capacities since December 1988 and June 1988, respectively. Mr. Huntsman is also currently a director of Zion's Cooperative Mercantile Institution, a retailing company located in Salt Lake City, Utah, a position he has held since 1977. Mr. Huntsman is a retired Professor of Finance from the University of Utah David Eccles School of Business and served as Dean of the David Eccles School of Business from 1975 to 1980. He has served as a director of many private and public companies, including Huntsman Container Corporation, Dean Witter Reynolds and Arcata Corporation.

  A. THURL JACOBSON, 75, has been a director of the Company since November 1989 and served as a consultant to the Company from January 1989 to December 1991. Mr. Jacobson was President and a director of Amerada Hess Corporation when he retired in 1972. Mr. Jacobson rejoined Amerada Hess Corporation as Group Vice President of Exploration and Production from 1976 to 1986. He is currently an independent petroleum operator and management consultant.

  ARCH L. MADSEN, 81, has been a director of the Company since December 1988. Mr. Madsen has been President Emeritus of Bonneville International Corporation, a national communications company headquartered in Salt Lake City, Utah, since July 1985 and served as the founding President of such company from 1963 to July 1985. He remains active in a number of national and international broadcasting organizations, and is also active in various civic, educational and charitable institutions.

  R. J. SHOPF, 61, has been a director of the Company since September 1989 and served as an independent advisor to the Company from March 1988 to September 1989. Mr. Shopf is the President of Southwest Business Associates, a consulting company (a position which he previously held from 1984 to February 1988, and from January 1989 to October 1992), and has served in this capacity since August 1994. Mr. Shopf served as President and Chief Executive Officer of Pioneer Chlor Alkali Investments, Inc. ("Pioneer"), from August 1993 until August 1994. Mr. Shopf also served as President of Imperial West Chemical Company, an affiliate of Pioneer, from January 1992 until August 1994, and as President of All Pure Chemical Company, also an affiliate of Pioneer, from October 1992 until August 1994. From March 1988 to January 1989, Mr. Shopf was employed by First Texas Merchant Banking Group, a division of Gibraltar Savings Association, as Senior Vice President in charge of portfolio management.

COMMITTEES AND MEETINGS

  The Board of Directors has a standing Audit Committee and a Compensation and Nominating Committee. The members of the Audit Committee are Messrs. Shopf (Chairman) and Madsen, and the members of the Compensation and Nominating Committee are Messrs. Huntsman (Chairman), Madsen and Shopf.

  The Audit Committee met two (2) times during the fiscal year ended September 30, 1994. Its functions are: (i) to review and recommend the selection of the Company's independent auditor; (ii) to review the Company's internal controls and all services performed by the Company's independent auditor; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

  The Compensation and Nominating Committee met two (2) times during the 1994 fiscal year. Its functions are: (i) to determine and adopt compensation arrangements for executive officers of the Company, subject to approval by the Board of Directors; (ii) to review and administer any stock option, stock award and employee benefit plan or arrangement established for the benefit of the executive officers of the Company; and (iii) to review and recommend director and officer nominees for election by the Company's shareholders or the Board of Directors, as the case may be. The Compensation and Nominating Committee does not have a formal procedure for considering nominees to the Board of Directors recommended by the shareholders.

  During the fiscal year ended September 30, 1994, there were seven (7) meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of the committees on which he served.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company are paid a director's fee of $22,000 per year for serving on the Board of Directors, $3,000 per year for serving as chairman of any committee, $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Each non-employee director who serves for not less than five years also receives a deferred compensation payment in each of the five years after termination of service in the same amount as the director's fee received by non-employee directors during the period. All directors are also reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.


                               EXECUTIVE OFFICERS

  In addition to Messrs. Cannon, Grow and Clayton, certain information is furnished with respect to the following executive officers of the Company:

  MAX E. SORENSON, 45, has been Senior Vice President of Engineering and Technology of the Company since November 1991. He was Vice President of Engineering from December 1989 through October 1991. Before joining the Company, Mr. Sorenson was employed by Inland Steel Company, most recently as Manager of Research and Development for Raw Materials and Primary Processes. Mr. Sorenson holds a B.S. degree in Metallurgical Engineering from the University of Utah and a Masters degree in Industrial Management from Purdue University.

  DENNIS L. WANLASS, 46, has been Vice President, Treasurer and Chief Financial Officer of the Company since September 1989 and was Controller of the Company from January 1988 to September 1989. Before joining the Company, Mr. Wanlass was employed by Eastman Christensen, then a joint venture of Norton Company and Texas Eastern, in various accounting and financial capacities. Mr. Wanlass is a certified public accountant.

  KEN C. JOHNSEN, 36, has been Vice President and General Counsel of the Company since November 1991 and has served as Secretary of the Company since February 1992. He was Manager of Special Projects for the Company from February 1991 through October 1991. From 1986 to 1991, Mr. Johnsen was engaged in the private practice of law with Kimball, Parr, Waddoups, Brown & Gee, specializing in corporate counseling and civil litigation. Mr. Johnsen received his law degree from Yale Law School and a B.A. degree in Finance from Utah State University.

  PHILIP E. JONES, 59, has been Vice President of Customer Service and Marketing of the Company since September 1990. From October 1989 to September 1990, Mr. Jones was Senior Director of Customer Service, Marketing and Sales of the Company and was Manager of Customer Technical Services from October 1987 to October 1989. Prior to joining the Company, he was a consultant to Lone Star Steel and had been employed by USX for 30 years, primarily at the Geneva Steel plant where he held several positions, including Chief Metallurgist. Mr. Jones is a graduate of the University of Utah with a B.S. degree in Metallurgical Engineering.

  CARL E. RAMNITZ, 48, has been Vice President of Human Resources since October 1988 and was Vice President of Human Resources and Public Affairs of the Company from September 1987 to September 1988. Prior to joining the Company, he was employed by USX Corporation ("USX") for 18 years in various employment and labor related capacities, most recently as Manager of Employee Relations for the Geneva Steel plant before it was acquired by the Company and for USX's Pittsburg, California steel plant.

  RALPH F. POWERS, 60, has been Vice President of Manufacturing of the Company since May 1992. From December 1991 until May 1992, Mr. Powers was General Manager of Operational Improvements for the Company. Prior to joining the Company, Mr. Powers was employed by USX and its related entities for more than 30 years, most recently as Project Director with USX Engineers and Consultants, Inc., where he managed the commissioning, testing and start-up of an $850 million cold rolling facility in West Java, Indonesia.


                             EXECUTIVE COMPENSATION

  The compensation of Joseph A. Cannon, the Company's Chief Executive Officer, and the four other most highly paid executive officers (collectively, the "Named Executive Officers") is discussed in the following tables and in the report from the Compensation and Nominating Committee of the Board of Directors.

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the fiscal years ended September 30, 1994, 1993 and 1992, the compensation paid to the Company's Named Executive Officers.

                                                                                       Long-Term Compensation
                                                                      -----------------------------------------------------
                                  Annual Compensation                           Awards                       Payouts
                     ------------------------------------------------   -----------------------       -----------------------
                                                                        Restricted   Securities
                                                         Other Annual     Stock      Underlying       LTIP         All Other
Name and  Principal           Salary        Bonus        Compensation    Award(s)      Options       Payouts     Compensation
     Position        Year     ($)(1)       ($)(2)            ($)          ($)(3)         (#)           ($)          ($)(4)
- -------------------  ----     -------      ------        ------------   ----------   ----------      -------     ------------
Joseph A. Cannon     1994     450,000       8,236              0             0         12,000           0          17,829
Chief Executive      1993     346,500       5,299              0             0         12,000           0          25,999
Officer              1992           0           0              *             0              0           0          60,000(5)

Robert J. Grow       1994     400,000       7,431              0             0         11,000           0          17,829
President and        1993     334,000       4,710              0             0         11,000           0          22,058
Chief Operating      1992     312,000           0              *             0         10,000           0             *
Officer

Richard D.           1994     265,000       4,924              0             0          9,000           0          19,900
Clayton              1993     202,750       3,120              0             0          9,000           0          18,883
Executive Vice       1992     182,000           0              *             0          8,000           0              *
President

Max E. Sorenson      1994     185,000       3,491              0             0          8,000           0          19,414
Senior Vice          1993     163,250       2,178              0             0          7,500           0          16,768
President            1992     156,000           0              *             0          7,500           0              *

Dennis L. Wanlass    1994     175,000       3,312              0             0          7,000           0          19,000
Vice President       1993     160,750       2,061              0             0          7,000           0          16,561
                     1992     156,000           0              *             0          7,000           0              *

- --------------
  * Under the transition rules of the Securities and Exchange Commission (the "SEC"), no disclosure is required for fiscal years ended prior to December 15, 1992.

(1) Includes compensation deferred or accrued at the election of the Named Executive Officer under the Company's Management Employee Savings and Pension Plan (the "Management Plan").

(2) Amounts for fiscal years 1994 and 1993 represent payments under the Company's Performance Dividend Plan.

(3) None of the Named Executive Officers received any restricted stock awards during the three years presented, nor did any of them hold any such stock as of September 30, 1994.

(4) Includes contributions made by the Company pursuant to the Management Plan and the dollar value of premiums paid by the Company pursuant to the Company's split dollar life insurance plan. For fiscal year 1994, such amounts were as follows: Joseph A. Cannon, $14,249 Company contributions, $3,580 insurance premiums; Robert J. Grow, $14,249 Company contributions, $3,580 insurance premiums; Richard D. Clayton, $17,422 Company contributions, $2,478 insurance premiums; Max E. Sorenson, $15,834 Company contributions, $3,580 insurance premiums; and Dennis L. Wanlass, $15,564 Company contributions, $3,436 insurance premiums.

(5) For the year ended September 30, 1992, Mr. Cannon was paid $60,000 for serving as Chairman of the Board of Directors. During this period, Mr. Cannon was not an executive officer or employee of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to individual grants of stock options made by the Company to the Named Executive Officers during the fiscal year ended September 30, 1994. The Company did not grant any stock appreciation rights during the fiscal year ended September 30, 1994.

                                           Individual Grants                        Potential Realizable Value
                     ----------------------------------------------------------     at Assumed Annual Rates of
                         Number of       Percent of                                  Stock Price Appreciation
                        Securities     Total Options                                     for Option Term
                        Underlying       Granted to     Exercise or                 --------------------------
                     Options Granted    Employees in    Base Price    Expiration
      Name               (#)(1)         Fiscal Year      ($/Sh)(2)       Date        5%($)          10%($)
- -----------------    ---------------   -------------    -----------   ----------    -------        --------
Joseph A. Cannon          12,000            9.3%           $16.50       4/5/99      $31,731        $ 91,892

Robert J. Grow            11,000            8.6             16.50       4/5/99       29,086          84,234

Richard D. Clayton         9,000            7.0             15.00       4/5/04       84,901         215,155

Max E. Sorenson            8,000            6.2             15.00       4/5/04       75,467         191,249

Dennis L. Wanlass          7,000            5.4             15.00       4/5/04       66,034         167,343

- ---------------

(1) Options granted pursuant to the Geneva Steel Key Employee Plan (the "Key Employee Plan"). The options granted to Messrs. Cannon and Grow become exercisable according to the following schedule: 40% on April 5, 1996, and an additional 30% on each anniversary thereof. The options granted to the other Named Executive Officers become exercisable according to the following schedule: 40% on April 5, 1996, and an additional 20% on each anniversary thereof.

(2) On the date of grant, the market price of the underlying Class A Common Stock was $15.00 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information with respect to the exercise of options to acquire shares of the Company's Class A Common Stock by the Named Executive Officers during the fiscal year ended September 30, 1994, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on September 30, 1994.

                                                        Number of Securities
                                                             Underlying                Value of Unexercised
                                                         Unexercised Options         In-the-Money Options at
                                                      at September 30, 1994(#)       September 30, 1994($)(1)
                                                     --------------------------    ----------------------------
                     Shares Acquired      Value
     Name             on Exercise(#)   Realized($)   Exercisable   Unexercisable   Exerciseable   Unexercisable
- -----------------    ---------------   -----------   -----------   -------------   ------------   -------------
Joseph A. Cannon            -0-            -0-           -0-           24,000       $   -0-         $ 78,840

Robert J. Grow              -0-            -0-         32,400          32,600         243,216        156,424

Richard D. Clayton          -0-            -0-         42,800          32,700         313,164        202,041

Max E. Sorenson             -0-            -0-         29,400          26,600         217,551        163,232

Dennis L. Wanlass         10,000         $93,400       32,400          28,100         238,214        177,466
- ---------------

(1) Reflects the difference between the value of the Class A Common Stock on September 30, 1994 and the exercise price of the options granted.


EMPLOYMENT AGREEMENTS

  The Company maintained during fiscal year 1994 a supplemental retirement plan (the "Supplemental Plan") which benefits certain executive officers and management personnel. The Supplemental Plan generally provides for the payment of supplemental benefits to covered individuals upon retirement at age 62, based on the number of years of Company employment. The maximum benefit under the Supplemental Plan, which is available after sixteen and two-thirds years of service, is $50,000 per year, payable for ten years. All of the Named Executive Officers are covered by the Supplemental Plan.

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation and Nominating Committee and the Performance Graph set forth on page 10 hereof shall not be deemed to be incorporated by reference into any such filings.

  The Compensation and Nominating Committee (the "Committee") of the Board of Directors of Geneva is comprised entirely of directors who are not employees of Geneva. Subject to any action which may be taken by the full Board of Directors, the Board has delegated to the Committee the authority:

  1. To determine the compensation of Joseph A. Cannon, Chairman of the Board and Chief Executive Officer of Geneva, including discretionary awards under Geneva's incentive compensation plans;

  2. To approve, upon recommendations by Mr. Cannon, the compensation arrangements of executive officers of Geneva, other than Mr. Cannon, including the Named Executive Officers identified in the Summary Compensation Table above; and

  3. To administer Geneva's Key Employee Plan and make awards thereunder to Geneva's executive officers and other managers and key employees and to carry out the duties and responsibilities of the Board of Directors regarding Geneva's other compensation plans.

  Pursuant to the proxy rules promulgated by the SEC, this Report describes the compensation policies of the Committee applicable to the executive officers of Geneva, including the relationship of corporate performance to the compensation of the executive officers for fiscal year 1994. The Report also discusses the 1994 compensation of Mr. Cannon. As used below, the term "Executive Officers" refers to the executive officers of Geneva other than Mr. Cannon.

  Compensation Policies. Geneva's compensation policies for Executive Officers are designed to provide competitive levels of compensation, thereby allowing Geneva to attract and retain highly-qualified executive officers whose contributions are necessary for the continued growth and success of Geneva.
The Committee approves salary increases and bonuses of Executive Officers. The Company's principal compensation policy is to compensate Executive Officers based on the performance of both the individual Executive Officer and the Company. The Committee believes that ownership of stock by Executive Officers is desirable, and Geneva's compensation policies and plans are designed to encourage such stock ownership. The vesting of stock options is generally made contingent upon the continued employment of the Executive Officer over a specified period of time. Information concerning the implementation of these policies in connection with the compensation arrangements of the Executive Officers and Mr. Cannon is provided below. The Committee believes that the $1.0 million compensation deduction cap recently promulgated under the Internal Revenue Code will not affect the Company's compensation policies.

  Annual Salaries. The annual salaries of Executive Officers are fixed initially at amounts that are deemed competitive for executives with comparable ability and experience, taking into account salary levels of executive employees of companies deemed comparable to Geneva. Salaries of Executive Officers are generally reviewed annually and adjustments are made based on the evaluation of the individual's overall performance. In setting salary levels for fiscal year 1994, the Committee considered primarily the significant strides made by the Company toward the achievement of its goals with respect to modernization of the Company's facilities, and the role played by each of the Executive Officers in that effort.

  Incentive Bonuses. In June 1993, the Company established a Performance Dividend Plan (the "Performance Plan") which provides for the monthly payment of additional cash compensation to all management and union employees based upon the Company's volume of product shipments. Cash payments made to Executive Officers under the Performance Plan during fiscal year 1994 were determined according to the same formula used to determine payments to all other managers. The compensation of Executive Officers has at times also included incentive compensation in the form of cash bonuses based on overall Company performance, determined subjectively rather than pursuant to an objective formula or criteria. In 1994, the Committee elected to defer consideration of any cash bonuses for the Executive Officers and Mr. Cannon until the Committee is able to assess more effectively the results of the implementation of recent phases of the Company's modernization efforts.

  Stock Options. Under the Company's Key Employee Plan, the Committee has awarded to executive officers, managers and key employees, options to purchase Class A Common Stock. The options have generally vested at the rate of 40% of the underlying shares at the end of two years following the grant and an additional 20% each year thereafter. The options are generally exercisable for ten years from the date of grant at a price equal to 100% of the fair market value of the underlying shares on such date. Because each of Messrs. Cannon and Grow beneficially owns more than 10% of the voting power of the Company, applicable tax laws require that incentive stock options granted to them must be exercisable for no more than five years at a price equal to 110% of the fair market value on the date of grant. Consequently, incentive stock options granted to Messrs. Cannon and Grow generally vest in four rather than five years.

  Options granted have not had performance contingencies, but realization of the value provided through the options has generally required the Executive Officer to remain employed by Geneva until the options vest, and the value of the amounts realizable through the exercise of the options depends on increases in the per share value of the Common Stock, which aligns the interests of the Executive Officers in regard to that element of compensation with the interests of the shareholders over the life of the option.

  Compensation of Chief Executive Officer. At the conclusion of fiscal year 1993, the Committee approved a salary increase for Mr. Cannon to $450,000, effective retroactively as of July 1993. The Committee determined that the salary increase was appropriate because of the leadership provided by Mr. Cannon in strategic planning and the accomplishment of a number of key Company objectives, including (i) advancing the Company's aggressive modernization program, (ii) successfully completing difficult labor negotiations, (iii) implementing a Company-wide employee communications program, and (iv) completing a major financing during the 1993 fiscal year. Mr. Cannon's salary remained at that level through fiscal year 1994. During the past fiscal year, Mr. Cannon received additional compensation of $8,236 pursuant to the Performance Plan, based upon the formula applicable to all executive officers and managerial employees. Mr. Cannon was also granted options for the purchase of 12,000 shares of Class A Common Stock, which the Committee deemed an appropriate element of long-term incentive compensation for Mr. Cannon consistent with the contributions of Mr. Cannon and the compensation policies discussed above.

  Other Compensation Plans. The Company maintains insurance and retirement agreements with certain of its executive officers and managers, including with Mr. Cannon and the Named Executive Officers, which provide for payment of a death benefit (net of premiums paid and recovered by the Company) to a designated beneficiary or for payment of a retirement benefit upon reaching age
62. Geneva also has a number of other broad- based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.

  Submitted by the Compensation and Nominating Committee of the Board of
Directors:


                                                      A. Blaine Huntsman
                                                      Arch L. Madsen
                                                      R. J. Shopf

PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder return on the Company's Class A Common Stock, calculated on a dividend reinvested basis, from March 31, 1990 through September 30, 1994, compared with the S&P 500 Index and the S&P Steel Index.

                           CUMULATIVE TOTAL RETURN
             Based on investment of $100 beginning March 31, 1990

                                                 S&P             S&P
  MEASUREMENT PERIOD           GENEVA            500            STEEL
(FISCAL YEAR COVERED)          STEEL            INDEX           INDEX
      March 90                  $100            $100            $100
      Sept. 90                   118              92              73
      Sept. 91                   182             120              95
      Sept. 92                    76             134              97
      Sept. 93                   124             151             152
      Sept. 94                   182             156             195

Source:  Georgeson & Company Inc.
Note: The Class A Common Stock of Geneva Steel started publicly trading on March 27, 1990.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York and Pacific Stock Exchanges. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company noted that all required forms were timely filed during the past fiscal year.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth information as of December 31, 1994 with respect to the beneficial ownership of shares of the Class A Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than 5% of either of such classes of Common Stock, by each director, by each of the Named Executive Officers, and by all directors and officers as a group. The number of Class A Shares does not include Class A Shares issuable upon conversion of Class B Shares. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed based on the number of outstanding securities, excluding treasury shares held by the Company, and are based on 13,118,183 shares of Class A and 20,639,688 shares of Class B Common Stock outstanding as of December 31, 1994:

                                                                                    Beneficial Ownership
                                                                                  as of December 31, 1994*
                                                                              ---------------------------------
                                                                                                  Percentage of
                                                                               Number of              Class
NAME AND ADDRESS OF BENEFICIAL OWNER                                            Shares             Outstanding
- ------------------------------------                                          ---------            ------------
Class A Common Stock:

     Wellington Management Company  . . . . . . . . . . . . . . . . . . .     1,490,000(1)            11.36%
       75 State Street
       Boston, Massachusetts 02109

     Robert J. Grow . . . . . . . . . . . . . . . . . . . . . . . . . . .        59,600(2)             **

     Richard D. Clayton . . . . . . . . . . . . . . . . . . . . . . . . .        52,700(3)             **

     Dennis L. Wanlass  . . . . . . . . . . . . . . . . . . . . . . . . .        42,300(3)             **

     Max E. Sorenson  . . . . . . . . . . . . . . . . . . . . . . . . . .        38,000(4)             **

     R. J. Shopf  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,000                **

     A. Blaine Huntsman . . . . . . . . . . . . . . . . . . . . . . . . .        10,000(5)             **

     Joseph A. Cannon . . . . . . . . . . . . . . . . . . . . . . . . . .         3,256(6)             **

     Arch L. Madsen . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,000                **

     A. Thurl Jacobson  . . . . . . . . . . . . . . . . . . . . . . . . .           560               **

     All directors and officers as a group (13 persons) . . . . . . . . .       248,616(7)             1.87%

Class B Common Stock (8):

     Joseph A. Cannon . . . . . . . . . . . . . . . . . . . . . . . . . .    11,630,544(9)            56.35%

     Robert J. Grow . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,855,319               42.90

     Richard D. Clayton . . . . . . . . . . . . . . . . . . . . . . . . .        33,825(10)            **

     All directors and officers as a group (3 persons)  . . . . . . . . .    20,519,688               99.42%
- -----------------

* Beneficial ownership for each person holding options exercisable within 60 days has been calculated as though shares subject to such options were outstanding, but such shares have not been deemed outstanding for the purpose of calculating the percentage of the class owned by any other person.

**  Less than 1% of outstanding shares.

(1) Shares held by Wellington Management Company are held as investment advisor for numerous investment counseling clients, including the Windsor Fund, Inc., which is the only such client known to hold more than 5% of the outstanding Class A Common Stock. Wellington Management Company may be deemed to be the beneficial owner of the shares by virtue of the investment and/or voting discretion it possesses pursuant to its investment advising agreements with its clients.

(2) Includes 39,000 shares subject to presently exercisable options and 15,500 shares owned by Mr. Grow's spouse which may be deemed to be beneficially owned by him. Mr. Grow disclaims beneficial ownership of the shares owned by his spouse.

(3)      Represents shares subject to presently exercisable options.

(4) Includes 2,000 shares owned by Mr. Sorenson's Individual Retirement Account, and 36,000 shares subject to presently exercisable options.

(5) Includes 1,000 shares owned by Mr. Huntsman's spouse and 9,000 shares owned by Evergreen Investment, Ltd., a Utah limited partnership in which Mr. Huntsman is a limited partner with 17.5% ownership. All such shares may be deemed to be beneficially owned by Mr. Huntsman; however, he disclaims beneficial ownership of all such shares.

(6) Includes 3,156 shares held by Riverwood Limited Partnership, of which Joseph A. Cannon is general partner.

(7)      Includes 198,000 shares subject to presently exercisable options.

(8) The Class B Common Stock is convertible into Class A Common Stock at a rate of ten shares of Class B Common Stock for one share of Class A Common Stock. If they were to convert their shares of Class B Common Stock into shares of Class A Common Stock, Mr. Cannon would beneficially own 1,166,310 shares of Class A Common Stock, Mr. Grow would beneficially own 945,132 shares of Class A Common Stock (including shares owned by his spouse), Mr. Clayton would beneficially own 56,083 shares of Class A Common Stock (including shares owned by his spouse) and all directors and officers as a group would beneficially own 2,300,585 shares of Class A Common Stock (including all shares subject to presently exercisable options). In the event of such conversions, Mr. Cannon would own 7.7% of the outstanding Class A Common Stock; Mr. Grow would own 6.2% of the outstanding Class A Common Stock; Mr. Clayton would own less than 1% of the outstanding Class A Common Stock; and all directors and officers as a group would own 15.0% of the outstanding Class A Common Stock.

(9) Includes 828,013 shares held by Riverwood Limited Partnership, of which Joseph A. Cannon is general partner.

(10) Includes 16,830 shares owned by Mr. Clayton's spouse which may be deemed to be beneficially owned by him. Mr. Clayton disclaims beneficial ownership of such shares.


         Joseph A. Cannon and Robert J. Grow together beneficially own 99.3% of the outstanding shares of Class B Common Stock and 61% of the total voting power of the Company. They are therefore able to determine the outcome of fundamental corporate transactions such as the election of directors, amendments of the Company's articles of incorporation (except for certain amendments which are, by mandatory provisions of law, subject to a class vote of shareholders) and sale of all or substantially all of the Company's assets, and to prevent certain mergers or consolidations involving the Company. Joseph
A. Cannon has obtained loans of approximately $6.0 million from a bank which are collateralized by a pledge of Class B Common Stock. Enforcement of the loan agreement could decrease the Class B Common Stock held by Mr. Cannon and other restrictions applicable to the transfer of Class B Common Stock could affect the relative control positions of Messrs. Cannon and Grow.

                      RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 1995, subject to ratification by the shareholders. Arthur Andersen LLP has acted as independent auditor of the Company since 1987. The Board of Directors anticipates that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor.


                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                           PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar year 1996 must be received by Ken C. Johnsen, Vice President, Secretary and General Counsel of the Company, at the Company's executive offices, 10 South Geneva Road, Vineyard, Utah 84058, no later than September 30, 1995.


                             ADDITIONAL INFORMATION

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON FROM WHOM A PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO (AS WELL AS EXHIBITS THERETO, IF SPECIFICALLY REQUESTED), REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT OF THE COMPANY.

                                     PROXY

                              GENEVA STEEL COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph A. Cannon, Robert J. Grow and Ken C. Johnsen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of Geneva Steel Company, a Utah corporation (the "Company"), held of record by the undersigned on January 23, 1995 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Screening Room, Sundance Resort, Sundance, Utah 84604, on March 28, 1995, at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

     1. ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.

         / / FOR all nominees listed below (except as market to the contrary). / / WITHHOLD AUTHORITY to vote for all nominees listed below.
            (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

       JOSEPH A. CANNON       ROBERT J. GROW         A. THURL JACOBSON     R.J. SHOPF
       RICHARD D. CLAYTON     A. BLAINE HUNTSMAN     ARCH L. MADSEN

     2. PROPOSAL TO RATIFY the appointment of Arthur Andersen LLP as the independent auditor of the Company.
         / / FOR       / / AGAINST       / / ABSTAIN

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
                                                                     (continued)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY.

     Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED: ___________________________________, 199_   ______________________________________
                                                   Signature

                                                   ______________________________________
                                                   Signature if held jointly

     (Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)